Exhibit 5.2

February 12, 2008

News America Incorporated

1211 Avenue of the Americas

New York, New York 10036

News Corporation

1211 Avenue of the Americas

New York, New York 10036

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel to News Corporation, a Delaware corporation (“News Corporation”), in connection with the registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed issuance by News America Incorporated (“NAI”) of up to US$1,250,000,000 aggregate principal amount of NAI’s 6.65% Senior Notes due 2037 (the “Exchange Notes”) in exchange for like amounts of NAI’s outstanding 6.65% Senior Notes due 2037 (the “Original Notes”) and the related irrevocable and unconditional guarantee of the Exchange Notes on an unsecured, senior basis by News Corporation (the “Guarantee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Transaction Documents”):

1.	An executed copy of the Registration Statement.

2.	Forms of Exchange Notes and the related Guarantee.

3.	The Restated Certificate of Incorporation of News Corporation, as certified by the Secretary of State of the State of Delaware on February 11, 2008 and by the Secretary of News Corporation on the date hereof as being complete, accurate, and in effect.

4.	The Amended and Restated Bylaws of News Corporation, as certified by the Secretary of News Corporation on the date hereof as being complete, accurate, and in effect.

5.	An executed copy of the Registration Rights Agreement, dated as of November 14, 2007, by and among NAI, the parties named therein and J.P. Morgan Securities Inc., as initial purchaser (the “Registration Rights Agreement”).

6.	Resolutions of the Executive Committee of the Board of Directors of News Corporation adopted by unanimous written consent dated November 8, 2007, as certified by the Secretary of News Corporation on the date hereof as being complete, accurate, and in effect, relating to, among other things, the guarantee of the Exchange Notes and the registration of the Exchange Notes in connection with the exchange offer pursuant to the terms of the Registration Rights Agreement, and arrangements in connection therewith.

7.

The Amended and Restated Indenture, dated as of March 24, 1993, as supplemented by the First Supplemental Indenture, dated as of May 20, 1993, the Second Supplemental Indenture, dated as of May 28, 1993, the Third Supplemental Indenture, dated as of July 21, 1993, the Fourth

Supplemental Indenture, dated as of October 20, 1995, the Fifth Supplemental Indenture, dated as of January 8, 1998, the Sixth Supplemental Indenture, dated as of March 1, 1999, the Seventh Supplemental Indenture, dated as of February 14, 2001, the Eighth Supplemental Indenture, dated as of June 27, 2003, the Ninth Supplemental Indenture, dated as of November 12, 2004, the Tenth Supplemental Indenture, dated as of March 14, 2005, the Eleventh Supplemental Indenture, dated as of March 21, 2005 and the Twelfth Supplemental Indenture, dated as of May 23, 2007 (as so supplemented, the “Indenture”), by and among NAI, News Corporation, and The Bank of New York, as trustee (the “Trustee”).

8.	The Officers’ Certificate of News Corporation, dated November 14, 2007, creating the terms of the Guarantee under the Indenture.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We have assumed that (i) each of the parties to the Indenture and the Guarantee (other than News Corporation) has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its respective obligations under the Indenture and the Guarantee, as applicable, (ii) each of the parties to the Indenture and the Guarantee (other than News Corporation) has duly authorized, executed and delivered the Indenture and the Guarantee, as applicable, (iii) each of the parties to the Indenture and the Guarantee (other than News Corporation) is duly organized, validly existing, and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against all parties thereto (other than News Corporation, as applicable), in accordance with its terms, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Indenture, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture or the Guarantee. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of (i) the Delaware General Corporation Law, as amended, and (ii) the law of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the terms “Delaware General Corporation Law, as amended” and “the law of the State of New York” include the statutory provisions contained therein, all applicable provisions of the Delaware and New York Constitutions and reported judicial decisions interpreting these laws. With respect to clause (ii) above, the opinion expressed herein is based on a review of those laws that, in our experience, are generally recognized as applicable to the transactions contemplated in the Transaction Documents.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) due delivery to NAI of the Original Notes in exchange for the Exchange Notes as specified in the Registration Rights Agreement, (iii) due execution, authentication, issuance and delivery of the Exchange Notes as provided in the Indenture, and (iv) due execution, issuance and delivery of the Guarantee as provided in the Indenture, the Guarantee will constitute legally binding obligations of News Corporation.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinion expressed above is also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson LLP

HOGAN & HARTSON LLP